Exhibit 99.1

Receptos Reports First Quarter 2014 Financial Results

- Top-line results of Phase 2 trial of RPC1063 in relapsing multiple sclerosis expected in mid-2014 -

- Phase 3 trial of RPC1063 in relapsing multiple sclerosis enrolling patients globally -

- Results of Phase 2 trial of RPC1063 in ulcerative colitis expected in Q4 2014 -

- Conference Call Today at 8:30 a.m. Eastern Time -

San Diego, CA, May 12, 2014 — Receptos, Inc. (Nasdaq: RCPT) today provided development program updates and announced financial results for the first quarter ended March 31, 2014.

“We have successfully initiated the Phase 3 portion of the RADIANCE trial of RPC1063 in relapsing multiple sclerosis, with many of the Phase 2 clinical trial sites able to begin enrolling Phase 3 patients,” said Faheem Hasnain, Chief Executive Officer of Receptos. “We look forward to near-term top-line results of the Phase 2 portion of RADIANCE, as well as TOUCHSTONE, our Phase 2 study of RPC1063 in ulcerative colitis, and continued progress with our pipeline programs.”

Receptos is developing RPC1063, an orally administered sphingosine 1-phosphate 1 (S1P1) receptor small molecule modulator candidate, for immune indications including relapsing multiple sclerosis (RMS) and ulcerative colitis (UC). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an immune-mediated orphan disease, eosinophilic esophagitis (EoE), and is in preclinical development of oral, small molecule, positive allosteric modulators of the GLP-1 receptor for the treatment of Type 2 diabetes.

Development Program Updates

RPC1063 in Relapsing Multiple Sclerosis

•	During the first quarter, Receptos sought Scientific Advice from the European Medicines Agency (EMA) regarding the adequacy of the planned Phase 3 clinical trials and the overall development program in support of a future marketing authorization application (MAA). The EMA raised no major objections regarding the design of the Phase 3 clinical trials and indicated that with minor adjustments, the proposed development program would be sufficient to support an MAA in the European Union.

•	Receptos has completed enrollment in the Phase 2 portion of RADIANCE, its Phase 2/3 trial of RPC1063 in RMS. Top-line data for this trial is expected in mid-2014. After completing a pre-planned interim analysis of the Phase 2 portion of RADIANCE, the Company initiated enrollment of the Phase 3 portion of the trial. This is a randomized, double-blind, double-dummy study designed to compare 0.5 mg and 1.0 mg of orally administered RPC1063 against injected interferon beta-1a (Avonex®) in 1,200 patients with RMS. It is being conducted under a Special Protocol Assessment (SPA) with the FDA.

RPC1063 in Ulcerative Colitis

•	Receptos continues to enroll a randomized Phase 2 study (TOUCHSTONE) for the treatment of UC, a serious gastrointestinal disease. The primary objective of the trial is to demonstrate superior clinical efficacy of RPC1063 compared to placebo for the induction of clinical remission in patients with moderately to severely active UC after eight weeks of treatment. The trial is more than 80% enrolled, with top-line results anticipated in Q4 2014.

RPC4046 in Eosiniphilic Esophagitis

•	Receptos is planning a randomized, placebo-controlled, proof-of-concept Phase 2 study in patients with active eosiniphilic esophagitis (EoE), an orphan, GI-related immunological indication. In the first quarter, the Company filed an IND with the Division of Gastroenterology of the FDA. Receptos plans to begin enrollment of this trial in 2H 2014.

Oral GLP-1 Receptor Positive Allosteric Modulator Program

•	Receptos is pursuing a research program for glucagon-like peptide-1 receptor (GLP-1R) small molecule, positive allosteric modulators (PAMs) for the treatment of Type 2 diabetes. Internally developed, orally administered lead compounds have shown single agent efficacy in a diabetic disease model as well as activity that is synergistic with metformin in combination studies. Receptos plans to conduct IND-enabling studies for this program in 2014.

Key upcoming milestones

•	Mid 2014: Top-line results of RADIANCE (Phase 2 portion of trial of RPC1063 in RMS)

•	2H 2014: Initiation of Phase 2 trial of RPC4046 in EoE

•	Q4 2014: Top-line results of TOUCHSTONE (Phase 2 trial of RPC1063 in UC)

Financial highlights for the three months ended March 31, 2014

•	Net loss for the first quarter of 2014 was $21.5 million, or $1.01 per share, compared to a net loss of $9.6 million, or $5.46 per share, for the first quarter of 2013.

•	Total revenues for the first quarter of 2014 were $1.4 million, compared to $1.5 million for the first quarter of 2013. Revenue during these periods consisted primarily of amortization of upfront fees and milestone payments, which are being recognized over the estimated period of performance, and R&D funding received from our collaborative arrangements.

•	Total operating expenses for the first quarter of 2014 were $22.8 million, compared to $9.1 million for the first quarter of 2013. Operating expenses for the first quarter of 2014 include $1.8 million of stock compensation expense, compared to $0.1 million of stock compensation expense for the first quarter of 2013.

•	Research and development (“R&D”) expenses were $20.0 million for the first quarter of 2014, compared to $8.0 million for the first quarter of 2013. R&D expenses consist primarily of costs associated with the preclinical and clinical development of our product candidates. The increase in R&D costs is primarily related to increased Phase 2 trial activity and Phase 3 startup costs for our Phase 2/3 trial of RPC1063 in RMS, and increased activity related to the Phase 2 trial of RPC1063 in UC.

•	General and administrative (“G&A”) expenses were $2.8 million for the first quarter of 2014, compared to $1.1 million for the first quarter of 2013. The increase in G&A expenses is primarily related to the expansion of our operating activities and costs associated with being a publicly-traded company. The overall increase is comprised of an increase in personnel costs related to additional headcount, additional stock-based compensation expense of $0.8 million, and additional expenditures on outside services, including consulting costs, legal and accounting fees and insurance.

Other financial highlights

•	Receptos had $158.6 million in cash and cash equivalents as of March 31, 2014. Cash used in the Company’s operating activities totaled $20.5 million during the three months ended March 31, 2014.

•	As of March 31, 2014, the Company had term debt of $5.0 million and approximately 22.2 million shares of common stock outstanding.

Conference Call Today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time)

The Receptos management team will host a teleconference and webcast to discuss the first quarter 2014 financial results and recent business highlights. The live call may be accessed by phone by calling (866) 757-6808 (domestic) or (760) 536-5211 (international), conference ID 32184280. The webcast can be accessed live on the Investor Relations section of the Receptos website at www.receptos.com and will be archived for 14 days following the call. A replay of the call will be available by phone by calling (855) 859-2056, participant code 32184280.

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,” “may,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding the safety, efficacy and projected development timeline of drug candidates such as RPC1063 constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation consistency of results from the interim analysis discussed above and final trial results, the Company’s ability to adequately and timely recruit and enroll patients in its clinical trials, as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks are described in detail in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosiniphilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

RECEPTOS, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2014	2013
Collaborative revenue	$1,350	$1,488
Operating expenses:
Research and development	20,007	8,020
General and administrative	2,759	1,062

Total operating expenses	22,766	9,082

Loss from operations	(21,416)	(7,594)
Interest income	73	1
Interest expense	(157)	—

Net loss	(21,500)	(7,593)
Preferred stock deemed dividend	—	(2,056)

Net loss attributable to common stockholders	($21,500)	($9,649)

Net loss per common share, basic and diluted	($1.01)	($5.46)

Shares used to compute net loss per common share, basic and diluted	21,195	1,767

Note - The calculation of net loss per common share for the three months ended March 31, 2013 excludes the impact of the conversion of all of the Company’s outstanding Series A and B convertible preferred stock into 9,644,000 shares of common stock in connection with our initial public offering in May 2013.

RECEPTOS, INC.

CONSOLIDATED BALANCE SHEET DATA

(IN THOUSANDS)

	As of	As of
	March 31,	December 31,
	2014	2013
Cash, cash equivalents and short-term investments	$158,571	$69,490
Working capital	144,218	54,263
Total assets	161,146	71,228
Term debt	4,962	4,915
Total liabilities	20,123	20,433
Common stock and additional paid-in capital	258,439	146,698
Total stockholders’ equity	141,023	50,795

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Media and Investor Contact:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

Michael Rice

LifeSci Advisors, LLC

(646) 597-6979

mrice@lifesciadvisors.com